Filed Pursuant to Rule 424(b)(3)

Registration No. 333-259982

Supplement No. 1

(To Prospectus dated December 23, 2021)

Arqit Quantum Inc.

117,925,000 Ordinary Shares

6,266,667 Warrants to Purchase Ordinary Shares

14,891,640 Ordinary Shares Underlying Warrants

This prospectus supplement updates and amends certain information contained in the prospectus dated December 23, 2021 (the “Prospectus”) covering the offer and sale from time to time by the selling securityholders named in the Prospectus of up to 117,925,000 of our ordinary shares, par value $0.0001 per share (“Ordinary Shares”), and warrants to purchase up to 6,266,667 Ordinary Shares. The Prospectus also relates to the issuance by us of up to 14,891,640 Ordinary Shares, that are issuable by us upon the exercise of the Public Warrants (as defined in the Prospectus), which were previously registered, and the Private Warrants (as defined in the Prospectus). You should read this supplement no. 1 in conjunction with the Prospectus. This prospectus supplement is not complete without, and may not be utilized except in connection with, the Prospectus, including any amendments or supplements thereto.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 8 of the Prospectus, and under similar headings in any amendment or supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 12, 2022

EXPLANATORY NOTE

This prospectus supplement updates and supplements the Prospectus to (i) update the table of Selling Securityholders (as defined in the Prospectus) to reflect certain sales and distributions that have been made as permitted under the “Plan of Distribution” included in the Prospectus, and (ii) provide the disclosure regarding amendments to extend the Lock-Up Agreements (as defined below) and financial statements tables for the six months ended March 31, 2022 that were contained in our report of foreign private issuer on Form 6-K, furnished to the Securities and Exchange Commission on May 12, 2022.

Updated Table of Selling Securityholders
Where the name of a Selling Securityholder identified in the table below also appears in the table in the Prospectus on pages 80 and 81, the information set forth in the table below regarding that Selling Securityholder supersedes and replaces the information regarding such Selling Securityholder in the Prospectus. The percentages in the following table are based on 134,965,070 ordinary shares outstanding, including (i) 121,926,066 ordinary shares issued and outstanding as of May 10, 2022, and (ii) 13,039,004 ordinary shares underlying our warrants, which became exercisable on February 8, 2022.

	Ordinary Shares					Warrants
			Number					Number
	Beneficially Owned		Registered	Beneficially Owned		Beneficially Owned		Registered	Beneficially Owned
	Prior to Offering		for Sale	After Offering		Prior to Offering		for Sale	After Offering
Name	Number	Percent	Hereby	Number	Percent	Number	Percent	Hereby	Number	Percent
Adam Hall(1)(22)	502,386	*	502,386	—	—	—	—	—	—	—
Andrew Yeomans(2)(22)	251,192	*	251,192	—	—	—	—	—	—	—
Adam M. Aron(3)	20,000	*	20,000	—	—	—	—	—	—	—
Carlo Calabria(4)	2,433,837	1.8%	2,433,837	—	—	—	—	—	—	—
Centricus Partners LP (5)	3,317,000	2.5%	3,317,000	—	—	—	—	—	—	—
Cristina Levis(6)	148,105	*	148,105	—	—	—	—	—	—	—
D2BW Limited(7)	30,304,808	22.5%	30,304,808	—	—	—	—	—	—	—
David Bestwick(8)(22)	38,387,742	28.4%	8,082,934	—	—	—	—	—	—	—
David Williams(8)(22)	45,139,805	33.4%	14,834,997	—	—	—	—	—	—	—
Garth Ritchie(9)	148,105	*	148,105	—	—	—	—	—	—	—
Geoffrey Taylor(10)	1,366,489	1.0%	1,366,489	—	—	—	—	—	—	—
Giulia Nobili(11)	149,990	*	149,990	—	—	—	—	—	—	—
Heritage Assets SCSP(12)	17,919,716	13.3%	11,653,049	—	—	6,266,667	48.1%	6,266,667	—	—
Jack Blockley(13)	2,135,140	1.6%	2,135,140	—	—	—	—	—	—	—
Lee Boland(14)(22)	753,578	*	753,578	—	—	—	—	—	—	—
MNL Nominees Limited(15)	16,192,494	12.0%	16,192,494	—	—	—	—	—	—	—
Nicholas Taylor(16)	16,440	*	16,440	—	—	—	—	—	—	—
Seraphim Space Investment Trust plc(17)	2,698,740	2.0%	2,698,740	—	—	—	—	—	—	—
The Evolution Technology Fund II SCSp(18)	9,931,461	7.4%	9,931,461	—	—	—	—	—	—	—
Trevor Barker(19)	4,270,279	3.2%	4,270,279	—	—	—	—	—	—	—
UK FF Nominees Limited(20)	4,151,665	3.1%	4,151,665	—	—	—	—	—	—	—
Virgin Orbit, LLC(21)	500,000	*	500,000	—	—	—	—	—	—	—

*	Less than 1.0%.

(1)	The business address of Adam Hall is Nova North, Floor 7, 11 Bressenden Place, London SW1E 5BY, United Kingdom.

(2)	The business address of Andrew Yeomans is Nova North, Floor 7, 11 Bressenden Place, London SW1E 5BY, United Kingdom.

(3)	The business address of Adam M. Aron is c/o AMC Entertainment, 11500 Ash Street, Leawood, KS 66211, USA.

(4)	The business address of Carlo Calabria is Nova North, Floor 7, 11 Bressenden Place, London SW1E 5BY, United Kingdom.

(5)	The business address for Centricus Partners LP is IFC 5, St Helier, Jersey JE1 1ST.

(6)	The business address of Cristina Levis is c/o Heritage Services SAM, 7 Rue Du Gabian, 98000, Monaco.

(7)	The address of D2BW Limited is Nova North, Floor 7, 11 Bressenden Place, London SW1E 5BY, United Kingdom. David Williams and David Bestwick are the beneficial owners of D2BW Limited, and have shared investment and voting power over the shares held by D2BW Limited.

(8)	The business address for each of David Bestwick and David Williams is Nova North, Floor 7, 11 Bressenden Place, London SW1E 5BY, United Kingdom. Includes 30,304,808 shares held by D2BW Limited, of which David Williams and David Bestwick are the beneficial owners and have shared investment and voting power over the shares held by D2BW Limited.

(9)	The address of Garth Ritchie is 48 Addison Road, London, W14 8JH, United Kingdom.

(10)	The business address of Geoffrey Taylor is Nova North, Floor 7, 11 Bressenden Place, London SW1E 5BY, United Kingdom.

(11)	The address of Giulia Nobili is L’Estoril, 31 Avenue Princesse Grace, 98000, Monaco.

(12)	The business address for Heritage Assets SCSP is c/o Heritage Services SAM Attn: Cristina Levis, 7 Rue Du Gabian, 98000, Monaco. Includes 11,653,049 shares currently held by Heritage Assets SCSP, and 6,266,667 ordinary shares underlying warrants that became exercisable on February 8, 2022.

(13)	The business address of Jack Blockley is Nova North, Floor 7, 11 Bressenden Place, London SW1E 5BY, United Kingdom.

(14)	The business address of Lee Boland is Nova North, Floor 7, 11 Bressenden Place, London SW1E 5BY, United Kingdom.

(15)	The address of MNL Nominees Limited is 44 Southampton Buildings, London, WC2A 1AP, United Kingdom. Notion Capital Managers LLP has sole investment and voting power over the shares held by MNL Nominees Limited. The investment decisions of Notion Capital Managers LLP are made by the majority vote of an investment committee comprised of five members. Under the so-called “rule of three,” if voting and dispositive decisions regarding an entity’s securities are made by three or more individuals, and a voting or dispositive decision requires the approval of at least a majority of those individuals, then none of the individuals is deemed a beneficial owner of the entity’s securities. Based upon the foregoing analysis, no individual member of the investment committee of Notion Capital Managers LLP exercises voting or dispositive control over any of the securities over which it holds sole investment and voting power.

(16)	The business address of Nicholas Taylor is 3 The Forum, Stratus 2, Grenville Street, St Helier, Jersey, Channel Islands, JE2 4UF.

(17)	The address of Seraphim Space Investment Trust plc is 167 City Road, London, EC1V 1AW, United Kingdom. Seraphim Space (Manager) LLP is the fund manager of Seraphim Space Investment Trust plc and its investment decisions are made by a unanimous vote of a committee comprised of three members. Therefore, no individual has sole or shared investment and voting power over the shares held by Seraphim Space Investment Trust plc.

(18)	The address of The Evolution Technology Fund II, SCSp is 15, Boulevard Friedrich Wilhelm Raiffeisen, L 2411. Luxembourg. Evolution Equity Partners II Sarl is the general partner of The Evolution Technology Fund II, SCSp. and has sole investment and voting power over the shares held by The Evolution Technology Fund II, SCSp.

(19)	The business address of Trevor Barker is Nova North, Floor 7, 11 Bressenden Place, London SW1E 5BY, United Kingdom.

(20)	The address of UK FF Nominees Limited is 5 Churchill Place, 10th Floor, London, E14 5HU, United Kingdom. The Secretary of State for Business, Energy and Industrial Strategy has sole investment and voting power over the shares held by UK FF Nominees Limited.

(21)	The address of Virgin Orbit, LLC is Attn: General Counsel, 4022 E. Conant St., Long Beach, California, 90808, USA. The board of directors of Virgin Orbit Holdings, Inc., the parent of Virgin Orbit, LLC, exercises investment and voting power over the shares held by Virgin Orbit, LLC.

(22)	Selling Securityholder is a current or former employee or consultant of the Company’s primary operating subsidiary, Arqit Limited.

Extension of Lock-up Agreements

In connection with the business combination among Centricus Acquisition Corp., Arqit Limited and us, which closed on September 3, 2021 (the “Business Combination”), we entered into lock-up agreements with Centricus Heritage, LLC (the “Sponsor”) and the former shareholders of Arqit Limited (the “Arqit Limited Shareholders”), which were amended and restated on October 4, 2021 (the “Lock-Up Agreements”).

Pursuant to the Lock-Up Agreements, the Sponsor and the Arqit Limited Shareholders (and their transferees) had agreed not to transfer any Ordinary Shares received pursuant to the Business Combination during the period commencing from the date of the closing of the Business Combination until the earlier to occur of (i) 11:59 p.m. Eastern time on the close of trading on the second full trading day following the public dissemination by us of our financial results for the six months ended March 31, 2022 by press release to the national wire services or by making a filing with the SEC; and (ii) such time as determined by our board of directors as being in the best interest of the parties to permit transfers.

On May 11, 2022, the majority of the former members of the Sponsor and the Arqit Limited Shareholders (or their transferees), agreed to amend the Lock-Up Agreements (the “Extensions”), and have agreed not to transfer any Ordinary Shares received pursuant to the Business Combination during the period commencing from the date of the Extensions until the earlier to occur of (i) September 3, 2022 and (ii) such time as determined by our board of directors as being in the best interest of the parties to permit transfers, in whole or in part.

All of the shareholders approached regarding lock-up extensions (holding 105,886,259 of the 108,585,000 shares subject to the Lock-Up Agreements) agreed to extend their lock-up agreements.

Condensed consolidated interim financial statements for the period ended 31 March 2022

Arqit Quantum Inc.

Condensed Consolidated Statement of Comprehensive Income

For the period ended 31 March 2022

	Unaudited six month period ended 31 March 2022	Unaudited six month period ended 31 March 2021
	$	$
Revenue	5,293,198	-

Other operating income	6,958,744	-

Administrative expenses	(26,600,441)	(5,451,222)
Operating (loss)	(14,348,499)	(5,451,222)

Change in fair value of warrants	72,463,842	-
Finance costs	(69,337)	(583,481)

Profit/(Loss) before tax	58,046,006	(6,034,703)

Income tax credit	-	-

Profit/(Loss) for the period attributable to equity holders	58,046,006	(6,034,703)

Other comprehensive (loss)/income:
Items that may be reclassified to profit or loss
Currency translation differences	258,483	192,840

Total comprehensive loss for the period attributable to equity holders	58,304,489	(5,841,863)

Earnings per ordinary share from continuing operations attributable to equity holders

Basic earnings per share	0.48212	(0.1018)
Diluted earnings per share	0.47999	(0.1018)

All of the Group’s activities were derived from continuing operations during the above financial periods.

Arqit Quantum Inc.

Condensed Consolidated Statement of Financial Position

As at 31 March 2022

	Unaudited 31 March 2022	Audited 30 September 2021
	$	$
ASSETS
Non-current assets
Property, plant and equipment	7,892,432	198,848
Intangible assets	29,995,735	18,235,034
Fixed asset investments	32,790	33,685
Other receivables	7,533,368	5,000,000

Total non-current assets	45,454,325	23,467,567

Current assets
Trade and other receivables	15,614,706	3,292,310
Cash and cash equivalents	82,158,484	86,965,789

Total current assets	97,773,190	90,258,099

Total assets	143,227,515	113,725,666

LIABILITIES
Current liabilities
Trade and other payables	18,945,166	17,068,656
Lease liabilities	1,074,921	-

Total current liabilities	20,020,087	17,068,656

Non-current liabilities
Trade and other payables	3,753,957	2,459,413
Deferred tax	-	-
Lease liabilities	8,003,243	-
Warrants liability	55,574,590	128,038,432

Total non-current liabilities	67,331,790	130,497,845

Total liabilities	87,351,877	147,566,501

Net assets/(liabilities)	55,875,638	(33,840,835)

EQUITY
Share capital	12,192	11,007
Share premium	92,277,900	70,999,290
Other reserves	166,803,775	166,804,775
Foreign currency translation reserve	513,695	255,212
Share-based payment reserve	10,436,665	303,476
Retained earnings	(214,168,589)	(272,214,595)

Total Equity	55,875,638	(33,840,835)

Arqit Quantum Inc.

Condensed Consolidated Statement of Cash Flows

For the period ended 31 March 2022

	Unaudited six month period ended 31 March 2022	Unaudited six month period ended 31 March 2021
	$	$
Cash flows from operating activities
Cash (used in)/generated from operations	(13,220,668)	(1,596,317)

Net cash (used in)/generated from operating activities	(13,220,668)	(1,596,317)

Cash flows from investing activities
Capital expenditure on property, plant and equipment	(608,540)	(88,549)
Capital expenditure on intangibles	(12,883,645)	(4,187,694)

Net cash (used in) investing activities	(13,492,185)	(4,276,243)

Cash flows from financing activities
Shares issued on exercise of warrants	21,278,795	-
Payments of lease liabilities	(204,665)	-
Payments of interest portion of lease liabilities	(72,907)	-
Proceeds from borrowing	-	14,372,969
Repayments of borrowing	-	(1,095,083)

Net cash generated from financing activities	21,001,223	13,277,886

Foreign exchange on cash and cash equivalents	904,325	97,910
Net (decrease)/increase in cash and cash equivalents	(5,711,630)	7,405,326
Cash and cash equivalents at beginning of period	86,965,789	203,313

Cash and cash equivalents at end of period	82,158,484	7,706,549